EXHIBIT 10.3

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

Zoran Milošević

This First Amendment to Employment Agreement (this “Amendment”) is entered into as of September 29, 2026, by and between Meridian Tech Društvo Sa Ograničenom Odgovornošću Beograd, a private limited company organized under the laws of the Republic of Serbia (the “Company”), and Zoran Milošević (the “Executive”). Meridian Holdings Inc., a Nevada corporation formerly known as Golden Matrix Group, Inc. (“Meridian Holdings”), joins this Amendment solely to evidence the approval required by Section 17.7 of the Employment Agreement (defined below).

WHEREAS, the Company and the Executive are parties to that certain Employment Agreement having a Start Date of June 1, 2024 (the “Employment Agreement”)1;

WHEREAS, the Executive currently serves as the Chief Executive Officer of the Company and also serves as Chief Executive Officer of the Meridian Holdings;

WHEREAS, the parties desire to reduce the Executive’s Basic Salary, revise the future salary-review provisions, and make certain related conforming amendments, all upon the terms set forth below; and

WHEREAS, the Compensation Committee of the Board of Directors of Meridian Holdings has recommended, and the Board of Directors of Meridian Holdings has approved, this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1. Effective Date. This Amendment and the reduction in the Executive’s Basic Salary shall be effective as of January 1, 2026 (the “Effective Date”). The Company shall ensure that all corporate approvals and any notice, offer, acceptance or other procedure required under applicable Serbian law are completed on or before the Effective Date.

2. Amendment to Section 4.2. Effective as of the Effective Date, Section 4.2 of the Employment Agreement is deleted in its entirety and replaced with the following:

“4.2 Salary. The Basic Salary is $216,000.00 USD which shall be paid monthly.”

3. Amendments to Section 4.3. Effective as of the Effective Date, Section 4.3(b) of the Employment Agreement is deleted in its entirety and replaced with the following:

“(b) The Basic Salary for the period after a review shall be the annual amount agreed in writing between the Executive and the Committee. The Basic Salary may be increased or decreased by mutual written agreement, subject to the approvals and documentation required by Section 17.7. For the avoidance of doubt, the prior requirement that the Basic Salary increase by at least ten percent (10%) per calendar year is permanently eliminated, shall have no further force or effect, and no minimum annual increase shall apply.”

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1 https://www.sec.gov/Archives/edgar/data/1437925/000147793224003781/gmgi_ex105.htm

First Amendment to Employment Agreement

Effective as of the Effective Date, Section 4.3(d) of the Employment Agreement is deleted in its entirety and replaced with the following:

“(d) Each adjustment to the Basic Salary shall be documented in the Company’s and Meridian Holdings’ records. An increase may be documented by a written agreement between the Executive and the Committee without a formal amendment to this Agreement. A decrease shall be documented by a written amendment signed and approved in accordance with Section 17.7.”

4. Executive Consent and Section 14.3. The Executive knowingly, voluntarily and expressly consents to the reduction in his Basic Salary and the related allocation described in this Amendment. The Executive agrees that the execution and implementation of this Amendment shall not constitute a reduction without the Executive’s consent, a breach of the Employment Agreement, or an event under Section 14.3(e) of the Employment Agreement, and shall not entitle the Executive to terminate the Employment Agreement for that reason. This consent applies only to the changes expressly set forth in this Amendment and does not constitute advance consent to any later reduction or failure to pay compensation.

5. Prospective Application. The reduction shall apply only to compensation earned on and after the Effective Date. No repayment of compensation earned or accrued before the Effective Date shall be required, and no such compensation shall be reduced, forfeited or recouped, solely as a result of this Amendment.

6. Effect on Severance and Change of Control Benefits. For purposes of calculating any severance, termination, change-in-control or similar payment or benefit under the Employment Agreement in connection with a termination of employment or change in control occurring on or after the Effective Date, including without limitation any payment or benefit under Sections 14.4 or 14.7, the Executive’s Basic Salary shall be the reduced Basic Salary then in effect under Section 4.2 as amended by this Amendment, and not the Basic Salary in effect before the Effective Date.

7. Company Name. The parties acknowledge that Golden Matrix Group, Inc. changed its name to Meridian Holdings Inc. Each reference in the Employment Agreement to “Golden Matrix” or “Golden Matrix Group, Inc.” shall be deemed a reference to Meridian Holdings Inc., as successor by name change, unless the context otherwise requires.

8. Serbian Employment Law. The parties intend this Amendment to constitute a written annex to the Employment Agreement to the fullest extent applicable under Serbian law. The Company shall provide, and the Executive shall receive, any written offer, explanation, response period or other notice or procedure required by applicable Serbian law. Nothing in this Amendment waives any requirement that cannot lawfully be waived.

9. Ratification and Conflict. Except as expressly amended by this Amendment, all provisions of the Employment Agreement remain unchanged and are ratified and confirmed in all respects and remain in full force and effect. If this Amendment conflicts with the Employment Agreement, this Amendment controls.

First Amendment to Employment Agreement

10. Defined Terms. Capitalized terms used but not defined in this Amendment have the meanings assigned to them in the Employment Agreement.

11. Governing Law. This Amendment shall be governed and interpreted in accordance with the laws of Serbia, consistent with Section 17.2 of the Employment Agreement.

12. Counterparts and Electronic Signatures. This Amendment may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one instrument. Signatures delivered electronically or by electronic transmission shall be effective as originals.

EXECUTED AS AN AGREEMENT

EXECUTED FOR AND ON BEHALF OF THE COMPANY

Meridian Tech Društvo Sa Ograničenom Odgovornošću Beograd

by its Director

/s/ Maja Stjepanovic

Printed Name: Maja Stjepanovic

SIGNED SEALED AND DELIVERED BY EXECUTIVE

by the said Zoran Milosevic

/s/ Zoran Milosevic
Zoran Milosevic

First Amendment to Employment Agreement

ACKNOWLEDGED AND APPROVED SOLELY FOR PURPOSES OF SECTION 17.7

MERIDIAN HOLDINGS INC.

/s/ William Scott

By: William Scott

Chief Financial Officer

Date: 01 October 2026

First Amendment to Employment Agreement